FOR IMMEDIATE RELEASE

SECUREALERT, INC. OBTAINS COMMITMENTS FOR
ADDITIONAL EQUITY, TERMINATES $8 MILLION LOAN AND
SECURITY AGREEMENT, RELEASING SECURITY LIENS ON ASSETS

SANDY, Utah, October 10, 2011 – SecureAlert, Inc. (OTCBB: SCRA, OTCQB: SCRA), a national leader in offender intervention and tracking technologies widely used by public safety agencies throughout the United States and expanding globally, announced today that it has reached a mutual Agreement with Sapinda UK Limited and its investors to immediately terminate the Loan and Security Agreement, executed August 19, 2011.  The parties reached an agreement for Sapinda to raise an incremental $5 Million of equity by December 31, 2011, bringing the total equity committed to $13 Million. Concurrently, with this additional equity commitment, the parties mutually agreed to terminate the $8 Million Loan and Security Agreement.

“We are very excited to obtain new and substantive equity commitments from Sapinda, which allows us to meet our global and domestic growth initiatives”, said John L. Hastings III, President and CEO of SecureAlert, Inc.  “Importantly, we were able to mutually terminate a recently executed Security and Loan Agreement releasing all related and pledged assets, secured by this agreement“, continued Hastings.  “We recently announced record quarterly performance and will leverage this new capital to drive us to sustained profitability, through our ReliAlert tracking technologies”, concluded Hastings.

About SecureAlert, Inc.

SecureAlert is a leading international provider of reliable electronic monitoring solutions, case management and services widely utilized by law enforcement agencies worldwide.   SecureAlert offers real-time intervention services and innovative technologies to observe and track offenders wherever they may be: In their car, home or office.   The Company delivers highly reliable intervention technologies and peace-of-mind through programs which allow probationers and paroled offenders to re-enter society by electronically monitoring them 24 hours a day, for enhanced public safety, while reducing the overall burdens and costs carried by the criminal justice and corrections systems.  To learn more about SecureAlert, Inc., please visit www.securealert.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act, including future growth and earnings opportunities of the Company.   Actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including the Company's ability to promptly satisfy orders and other economic, competitive, governmental, technological, regulatory, manufacturing and marketing risks associated with the Company's business and financial plans.   The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in the Company's most recent filings with the Securities and Exchange Commission.

Investor Relations Contact:
Stanley Wunderlich
Consulting for Strategic Growth 1 Ltd.
Tel: 800-625-2236 ext. 7770
Email: info@cfsg1.com